    As filed with the Securities and Exchange Commission on February 14, 2002

                                                           Registration No. 333-

--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------

                                    FORM S-3
             Registration Statement Under the Securities Act of 1933
                              ---------------------

                              NETWORK ENGINES, INC.
             (Exact name of registrant as specified in its charter)

                Delaware                                    04-3064173
    (State or other jurisdiction of                      (I.R.S. Employer
             incorporation)                             Identification No.)


                                      25 Dan Road
                                    Canton, MA 02021
                                     (781) 332-1000

       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              ---------------------

                                 John H. Curtis
                      President and Chief Executive Officer
                              Network Engines, Inc.
                                   25 Dan Road
                           Canton, Massachusetts 02021
                                 (781) 332-1000

    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              ---------------------

                                   Copies to:

                            Philip P. Rossetti, Esq.
                                Hale and Dorr LLP
                                 60 State Street
                           Boston, Massachusetts 02109
                            Telephone: (617) 526-6000
                            Telecopy: (617) 526-5000

         Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X] If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 333-_______.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 333-__________.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
                                                                    Proposed         Proposed
                                                                     Maximum         Maximum
                                                      Amount        Offering        Aggregate        Amount of
                                                       to be          Price          Offering       Registration
        Title of Shares to be Registered            Registered    Per Share(1)       Price(1)           Fee
------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per share               163,309         $1.01          $164,942           $15
------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the Nasdaq National Market on February 13, 2002.

                            -------------------------

 The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the
     Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.


                 Subject to completion, dated February 14, 2002

                                   PROSPECTUS

                              Network Engines, Inc.

                         163,309 SHARES OF COMMON STOCK

                         ------------------------------

This prospectus relates to resales of shares of common stock previously issued by us to the former stockholders of IP Performance, Inc. in connection with our acquisition of that company. Of the 163,309 shares offered hereby, 11,501 shares are subject to contractual restrictions on transfer, of which 5,750 will become available for resale on November 8, 2002 and 5,751 will become available for resale on November 8, 2003. See "Selling Stockholders" beginning on page 14.

We will not receive any proceeds from the sale of the shares.

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is traded on The Nasdaq National Market under the symbol "NENG." On February 13, 2002, the closing sale price of the common stock on Nasdaq was $1.01 per share. You are urged to obtain current market quotations for the common stock.

                        ------------------------------

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4.

                        ------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                        ------------------------------


The date of this prospectus is _______________, 2002.

                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----

Prospectus Summary.....................................................    3
The Offering...........................................................    3
Risk Factors...........................................................    4
Special Note Regarding Forward-Looking Information.....................   13
Use Of Proceeds........................................................   13
Selling Stockholders...................................................   14
Plan Of Distribution...................................................   15
Legal Matters..........................................................   16
Experts................................................................   16
Where You Can Find More Information....................................   16
Incorporation Of Certain Documents By Reference........................   16


     Network Engines, Inc.'s executive offices are located at 25 Dan Road, Canton, MA 02021, our telephone number is (781) 332-1000 and our Internet address is www.networkengines.com. The information on our Internet website is not incorporated by reference in this prospectus. Unless the context otherwise requires, references in this prospectus to "Network Engines," "we," "us," and "our" refer to Network Engines, Inc. and its subsidiaries. Network Engines, the Network Engines logo, WebEngine, Sierra, StorageEngine and Voyager are trademarks of Network Engines, Inc.

     We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                               PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

                              NETWORK ENGINES, INC.

OUR BUSINESS:                We are a provider of high-density, server appliance
                         hardware platforms and custom integration services. Server appliances are pre-configured computer network infrastructure devices designed to deliver specific application functionality. We are focused on partnering with independent software vendors ("ISVs") and original equipment manufacturers ("OEMs") to provide these strategic partners with dense server appliance hardware, integration services and appliance development, deployment and support to allow these strategic partners to deliver "turn-key" solutions to their end-user customers.

OUR ADDRESS:             Our principal executive offices are located at 25 Dan
                         Road, Canton, Massachusetts 02021. Our telephone number
                         is (781) 332-1000. Our website is located at
                         www.networkengines.com. Information contained in our
                         ----------------------
                         website is not a part of this prospectus.

                                  THE OFFERING

COMMON STOCK OFFERRED:   All of the shares offered by this prospectus are being
                         sold by the selling stockholders. The selling stockholders consist of certain former owners of IP
                         Performance, Inc., who acquired their shares of IP
                         Performance, Inc. by founding IP Performance, Inc.
                         through their initial investments. They exchanged their shares in IP Performance, Inc. for the offered shares in Network Engines in connection with our acquisition of IP Performance, Inc. in November 2000.

USE OF PROCEEDS:         We will not receive any proceeds from the sale of
                         shares in this offering.

NASDAQ NATIONAL
MARKET SYMBOL:           NENG

                                  RISK FACTORS

  Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones we are faced with. Additional risks and uncertainties not presently known to us, or that are currently deemed immaterial, may also impair our business operations. If any of the following risks actually occur, our financial condition and operating results could be materially adversely affected. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

                         Risks Related to Restructuring

We have recently restructured our business. There can be no assurance that our restructuring will have the intended effect on our business.

  During the fiscal year ended September 30, 2001, we restructured our business. Our restructuring included a considerable reduction in our workforce and our future operating expenses and an adjustment to our business strategy to concentrate our resources on our core competencies, which we believe to be hardware platform packaging and the ability to integrate our hardware platforms with various operating systems, management systems and application software systems. Our restructuring also includes a transition from primarily direct sales channels to partnerships with independent software vendors and original equipment manufacturers in order to offer "turn-key" solutions for enterprise customers. In addition, our restructuring includes the termination of sales of our WebEngine Blazer, WebEngine Roadster, WebEngine Viper, AdminEngine and StorageEngine Voyager products. There can be no assurance that our restructuring, even if fully implemented, will have a positive effect on our financial results, our operations, our market share, the market price of our common stock or public perception of us in the server appliance marketplace, or that we will ever achieve substantial revenues, any one of which could cause further decline in the market price of our common stock.

If we fail to generate significant revenues from strategic partnerships with independent software vendors and original equipment manufacturers, our operations could be materially adversely affected and as a result, we may choose to discontinue one or more of the components of our new business strategy.

  To date, our revenues have been principally derived from direct sales to companies in the Internet marketplace, otherwise known as "new economy" customers. A major component of our restructuring is a business strategy change to focus our sales and marketing efforts on indirect sales through strategic partnerships with ISVs and OEMs. To date, we have not entered into a significant number of definitive agreements with ISVs and OEMs. We may not be able to develop a significant number of strategic partnerships with ISVs and OEMs and, even if we are successful in developing strategic partnerships with ISVs and OEMs, this strategy may fail to generate sufficient revenues to offset the demands that this strategy will place on our business. A failure to generate significant revenues from strategic partnerships could materially adversely affect our operations and, as a result, we may choose to discontinue one or more of the components of our new business strategy.

                Risks Related to Competition Within Our Industry

If we are not able to effectively compete against providers of general-purpose servers, specific-purpose servers or other server appliance providers, our revenues will not increase and may decrease further.

  In the market for server appliance hardware platforms, we face significant competition from larger companies who market general-purpose servers, specific-purpose servers and server appliances and have greater financial resources and name recognition than we do. Many of these companies have larger and more established service organizations to support these products. These and other large competitors may be able to leverage their existing resources, including their service organizations, and provide a wider offering of products and higher levels of support on a more cost-effective basis than we can. In addition, competing companies may be able to undertake more extensive promotional activities, adopt more aggressive pricing policies and offer more attractive terms to their customers than we can. If these large competitors provide lower cost server appliance hardware platforms with greater functionality or support than our products, or if some of their products are comparable to ours and are offered as part of a range of products that is broader than ours, our products could become undesirable. Even if the functionality of competing products is equivalent to ours, we face a substantial risk that a significant number of customers would elect to pay a premium for similar functionality rather than purchase products from a less-established vendor. Increased competition may continue to negatively affect our business and future operating results by leading to price reductions, higher selling expenses or a reduction in our market share.

If server appliances are not increasingly adopted as a solution to meet companies' computer application needs, the market for our products may not grow and the market price of our common stock could decline as a result of lower revenues or reduced investor expectations.

  We expect that substantially all of our revenues will come from sales of our newest and future server appliance hardware platforms. As a result, we depend on the growing use of server appliances to meet businesses' computer application needs. The market for server appliance products has only recently begun to develop and it is evolving rapidly. Because this market is new, we cannot predict its potential size or future growth rate with a high degree of certainty. Our revenues may not grow and the market price of our common stock could decline if the server appliance market does not grow rapidly.

  We believe that our expectations for the growth of the server appliance market may not be fulfilled if customers continue to use general-purpose servers. The role of our products could, for example, be limited if general-purpose servers become better at performing functions currently being performed by server appliances or are offered at a lower cost. This could force us to further lower the prices of our products or result in fewer sales of our products.

Our revenues could be reduced further if our larger competitors make acquisitions in order to join their extensive distribution capabilities with our smaller competitors' products.

  Large server manufacturers may not only develop their own server appliance solutions, but they may also acquire or establish cooperative relationships with our smaller competitors, including smaller private companies. Because large server manufacturers have significant financial and organizational resources available, they may be able to quickly penetrate the server appliance market by leveraging the technology and expertise of smaller companies and utilizing their own extensive distribution channels. We expect that the server industry will experience further consolidation. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share through consolidation. Consolidation within the server marketplace could adversely affect our revenues.

We may sell fewer products if other vendors' products are no longer compatible with ours or other vendors bundle their products with those of our competitors and sell them at lower prices.

  Our ability to sell our products depends in part on the compatibility of our products with other vendors' software and hardware products. Developers of these products may change their products so that they will no longer be compatible with our products. These other vendors may also decide to bundle their products with other server appliances for promotional purposes and discount the sales price of the bundle. If that were to happen, our business and future operating results could suffer if we were no longer able to offer commercially viable products.

Server appliance products are subject to rapid technological change due to changing operating system software and network hardware and software configurations, and our sales will suffer if our products are rendered obsolete by new technologies.

  The server appliance market is characterized by rapid technological change, frequent new product introductions and enhancements, potentially short product life cycles, changes in customer demands and evolving industry standards. Our products could be rendered obsolete if products based on new technologies are introduced or new industry standards emerge.

  New products and product enhancements can require long development and testing periods, which require us to retain, and may require us to hire additional, technically competent personnel. Significant delays in new product releases or significant problems in installing or implementing new products could seriously damage our business. We have on occasion experienced delays in the scheduled introduction of new and enhanced products and cannot be certain that we will avoid similar delays in the future.

  Our future success depends upon our ability to utilize our creative packaging and hardware and software integration skills to combine industry-standard hardware and software to produce low-cost, high-performance products that satisfy our strategic partners' requirements and achieve market acceptance. We cannot be certain that we will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner.

                     Risks Related to Our Financial Results

We are an early-stage company in the evolving market for server appliances and have recently released key new products, which have not yet obtained significant market acceptance.

  Because of our limited operating history in the server appliance market, it is difficult to discern trends that may emerge and affect our business. We may experience negative trends associated with seasonality that, due to our limited operating history, we have not experienced in the past. In February 2001 we began shipping our WebEngine Sierra, our next generation server appliance, designed to replace our discontinued WebEngine Blazer product. To date, the WebEngine Sierra product has not obtained significant market acceptance and we cannot be sure whether this product, our recently introduced ApplianceEngine 1000 product, or additional new product offerings, will obtain market acceptance, whether they will capture adequate market share or whether we will be able to recognize significant revenue from them. Our limited historical financial performance may make it difficult for you to evaluate the success of our business to date and to assess its future viability.

  If our new and enhanced products do not gain market acceptance, we may not be able to attract and engage strategic ISV and OEM partners. If we are unable to attract and engage ISV and OEM partners, our revenues and operating results will be adversely affected. Factors that may affect the market acceptance of our products, some of which are beyond our control, include the following:

  o  the growth and changing requirements of the server appliance market;
  o the performance, quality, price and total cost of ownership of our products; and
  o the availability, price, quality and performance of competing products and technologies.

We have a history of losses and expect to experience losses in the future, which could result in the market price of our common stock declining further.

  Since our inception, we have incurred significant net losses, including net losses of $5.8 million, $12.2 million and $69.5 million in fiscal 1999, 2000 and 2001, respectively, as well as a net loss of $7.2 million in the three months ended December 31, 2001. We expect to continue to have net losses in the future. In addition, we had an accumulated deficit of $100.6 million as of December 31, 2001. We believe that our future growth depends upon the success of our new product development and selling and marketing efforts, which will require us to incur significant product development, selling and marketing and administrative expenses. As a result, we will need to generate significant revenues to achieve profitability. We cannot be certain that we will achieve profitability in the future or, if we achieve profitability, that we will be able to sustain it. If we do not achieve and maintain profitability, the market price for our common stock may continue to decline.

  During the year ended September 30, 2001, we implemented restructuring plans to curtail discretionary selling, general and administrative expenses, consolidate our international operations, implement new business strategies to efficiently maximize our resources and utilize other cost saving methods. If these, or other cost control measures that we may employ, are unsuccessful, our expenses could increase and our losses could be greater than expected, which could negatively impact the market price for our common stock.

Our revenues fell sharply in fiscal 2001 and we may not be able to return to our historical revenue growth rates, which could cause our stock price to decline even further.

  Our revenues grew rapidly in fiscal 1999 and fiscal 2000 and fell sharply in fiscal 2001. We are unable to predict whether or not we will be able to return to the rate of revenue growth achieved in fiscal 1999 and fiscal 2000 because of uncertain economic conditions, competition and our inexperience in identifying and engaging ISV and OEM partners. If we are unable to return to the rate of revenue growth we experienced in fiscal 2000, our stock price could experience further declines.

We derive a substantial portion of our revenues from one customer, and our revenues may decline significantly if this customer cancels or delays a purchase of our products.

  In the three months ended December 31, 2001, one customer accounted for 73% of our net revenues. None of our customers are obligated to purchase any quantity of our products in the future. If our largest customer stops purchasing from us, delays future purchases or discontinues use of our technology, our revenues and operating results will be adversely affected, our reputation in the industry may suffer and our ability to predict cash flow accurately will decrease. Accordingly, unless and until we expand and diversify our customer base, our future success will depend upon the timing and size of future purchase orders, if any, from this customer.

If the commodification of products and competition in the server appliance market increases, then the average unit price of our products may decrease and our operating results may suffer.

  Products in the appliance server market may be subject to further commodification as the industry matures and other businesses introduce more competing products. The average unit price of our products has already decreased, and may continue to decrease, in response to changes in our product mix, competitive pricing pressures, or new product introductions into the server appliance marketplace. If we are unable to offset decreases in our average selling prices by increasing our sales volumes, our revenues will decline. Changes in the mix of sales of our products, including the mix of higher margin sales of products sold in smaller quantities and somewhat lower margin sales of products sold in larger quantities, could adversely affect our operating results for future quarters. To maintain our gross margins, we also must continue to reduce the manufacturing cost of our products. Our efforts to produce higher margin products, continue to improve our products and produce new products may make it difficult to reduce our manufacturing cost per product. Further, our utilization of a contract manufacturer, Sanmina-SCI Systems, may not allow us to reduce our cost per product.

Our quarterly revenues and operating results may fluctuate due to a lack of growth of the server appliance market in general or failure of our products to achieve market acceptance.

  Our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter because server appliances generally, and our current products in particular, are relatively new and the future growth of the market for our products is uncertain. In addition, we expect to rely on additional new products for growth in our net revenues in the future. If the server appliance market in general fails to grow as expected or our products fail to achieve market acceptance, our quarterly net revenues and operating results may fall below the expectations of investors and public market research analysts. In this event, the price of our common stock could decline further.

                Risks Related to Our Marketing and Sales Efforts

We need to effectively manage our sales and marketing operations to increase market awareness and sales of our products. If we fail to do so, our growth, if any, will be limited.

  Through our recent restructuring plans, we significantly reduced our selling and marketing personnel in an attempt to reduce operating expenses and to conserve cash. Although we have fewer selling and marketing personnel, we must continue to increase market awareness and sales of our products. If we fail in this endeavor, our growth, if any, will be limited.

Our efforts to promote our brand may not result in the desired brand recognition by customers or in increased sales.

  In the fast growing market for server appliance hardware platforms, we believe we need a strong brand to compete successfully. In order to attract and retain customers, we believe that our brand must be recognized and viewed favorably by our customers. As part of our recent restructuring plans, we reduced our marketing programs. If we are unable to design and implement effective marketing campaigns or otherwise fail to promote and maintain our brand, our sales may not increase and our business may be adversely affected. Our business may also suffer if we incur excessive expenses promoting and maintaining our brand but fail to achieve the expected or desired increase in revenues.

If we are unable to effectively manage our customer service and support activities, we may not be able to retain our existing customers and attract new customers.

  We have a small customer service and support organization. We need to effectively manage our customer support operations to ensure that we maintain good relationships with our customers. If our customer support organization is unsuccessful in maintaining good customer relationships, we may lose customers to our competitors and our reputation in the market could be damaged. As a result, we may lose revenue and incur losses greater than expected.

                   Risks Related to Our Product Manufacturing

We rely on a single contract manufacturer to produce our products at high volumes, which could have an adverse effect on our operations.

  Our agreement with Sanmina-SCI does not guarantee production levels, manufacturing line space or manufacturing prices. In addition, our agreement with Sanmina-SCI renews annually and allows either party to elect not to renew the agreement. If we are required, or if we choose, to change outside manufacturers, we may experience transitional difficulties and lose sales and customer relationships may suffer. In addition, in the event that we require additional manufacturing capacity, Sanmina-SCI may not have additional facilities available when we need them. Commencing volume production or expanding production to another facility owned by Sanmina-SCI may be expensive and time-consuming. In addition, commencement of the manufacturing of our products at additional Sanmina-SCI manufacturing sites that we may need in the future may cause transitional problems, including delays and quality control issues, which could cause us to lose sales and impair our ability to achieve profitability. We may need to find additional outside manufacturers to manufacture our products in higher volume and at lower costs to meet increased demand and competition.

  Because the Sanmina Corporation and SCI Systems merger occurred very recently, there can be no assurance as to the effect, positive or negative, that this merger will have on the operation of Sanmina-SCI as it relates to our agreement with them.

If we do not accurately forecast our component requirements, our business and operating results could be adversely affected.

  We use rolling forecasts based on anticipated product orders to determine our component requirements. Lead times for materials and components that we order vary significantly and depend on factors including specific supplier requirements, contract terms and current market demand for those components. In addition, a variety of factors, including the timing of product releases, potential delays or cancellations of orders and the timing of large orders, make it difficult to predict product orders. As a result, our component requirement forecasts may not be accurate. If we overestimate our component requirements, we may have excess inventory, which would increase our costs and negatively impact our cash position. If we underestimate our component requirements, we may have inadequate inventory, which could interrupt our manufacturing and delay delivery of our products to our customers. Any of these occurrences would negatively impact our business and operating results.

Our dependence on sole source and limited source suppliers for key components makes us susceptible to supply shortages that could prevent us from shipping customer orders on time, if at all, and could result in lost sales or customers.

  We depend upon single source and limited source suppliers for our industry-standard processors, main logic boards, certain disk drives, and power supplies as well as our internally developed heat-pipe, chassis and sheet metal parts. We also depend on limited sources to supply several other industry-standard components. We have in the past experienced, and may in the future experience, shortages of, or difficulties in acquiring, components needed to produce our products. Shortages have been of limited duration and have not yet caused delays in production of our products. However, shortages in supply of these key components for an extended time would cause delays in the production of our products, prevent us from satisfying our contractual obligations and meeting customer expectations, and result in lost sales or customers. If we are unable to buy components we need or if we are unable to buy components at acceptable prices, we will not be able to manufacture and deliver our products on a timely or cost-effective basis to our customers.

       Risks Related to Our Products' Dependence on Intellectual Property
                            and Our Use of Our Brand

Our reliance upon contractual provisions, domestic copyright and trademark laws and our applied-for patents to protect our proprietary rights may not be sufficient to protect our intellectual property from others who may sell similar products.

  Our products are differentiated from those of our competitors by our internally developed software and hardware and the manner in which they are integrated into our products. If we fail to protect our intellectual property, other vendors could sell products with features similar to ours, and this could reduce demand for our products. We believe that the steps we have taken to safeguard our intellectual property afford only limited protection. Others may develop technologies that are similar or superior to our technology or design around the copyrights and trade secrets we own. Despite the precautions we have taken, laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or deter others from developing similar technologies. In addition, there can be no guarantee that any of our patent applications will result in patents, or that any such patents would provide effective protection of our technology.

  In addition, the laws of the countries in which we decide to market our services and solutions may offer little or no effective protection of our proprietary technology. Reverse engineering, unauthorized copying or other misappropriation of our proprietary technology could enable third-parties to benefit from our technology without paying us for it, which would significantly harm our business.

We have invested substantial resources in developing our products and our brand, and our operating results would suffer if we were subject to a protracted infringement claim or one with a significant damages award.

  Substantial litigation regarding intellectual property rights and brand names exists in our industry. We expect that server appliance products may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. We are not aware that our products employ technology that infringes any proprietary rights of third parties. However, third parties may claim that we infringe their intellectual property rights. Any claims, with or without merit, could:

        o        be time-consuming to defend;

        o        result in costly litigation;

        o        divert our management's attention and resources;

        o        cause product shipment delays; or

        o        require us to enter into royalty or licensing agreements.

  Royalty or licensing agreements may not be available on terms acceptable to us, if at all. A successful claim of product infringement against us or our failure or inability to license the infringed or similar technology could adversely affect our business because we would not be able to sell the impacted product without redeveloping it or incurring significant additional expenses.

                       Other Risks Related to Our Business

A class action lawsuit has been filed against us, our chairman and one of our executive officers.

  On or about December 3, 2001, a class action lawsuit was filed against us, our chairman, one of our executive officers and the underwriters of our initial public offering. We are unable to predict the effects of this suit, or other similar suits, on our financial condition and our business and, although we maintain certain insurance coverage, there can be no assurance that this claim will not result in substantial monetary damages in excess of our insurance coverage. In addition, we may expend significant resources to defend this case. This class action lawsuit, or other similar suits, could negatively impact both our financial condition and the market price for our common stock.

We are among the defendants in a lawsuit filed against us by a former employee.

On December 29, 1999, a lawsuit was commenced against us, and two former officers and directors. We believe that the lawsuit is without merit and intend to engage a vigorous defense. However, an adverse resolution is possible and in addition, we could expend significant financial and managerial resources during the course of our defense.

  If the market price of our common stock is not quoted on a national exchange, our ability to raise future capital may be hindered and the market price of our common stock may be negatively impacted.

    The market price for our common stock has significantly declined during the past year and our common stock failed to achieve a closing bid price of one dollar for a period of thirty days. As a result, we received notification from the NASDAQ stock market that, if our common stock failed to maintain a closing bid price of one dollar or greater for a period of ten trading days prior to and including October 29, 2001, then there was the potential that our common stock could be de-listed from the NASDAQ National Market. However, on September 27, 2001, NASDAQ announced that it had suspended its minimum bid and market value of public float requirements for continued listing until January 2, 2002. NASDAQ adopted this measure to help companies remain listed in view of the extraordinary market conditions following the tragedy of September 11, 2001. Since the minimum bid price requirement for continued listing on NASDAQ was reinstated on January 2, 2002, we have not received notice of any new de-listing proceedings against out common stock. If we are unable to comply with NASDAQ's requirements, our common stock could be de-listed from trading on the NASDAQ. If our common stock were de-listed from NASDAQ, among other things, this could result in a number of negative implications, including reduced liquidity in our common stock as a result of the loss of market efficiencies associated with NASDAQ and the loss of federal preemption of state securities laws as well as the potential loss of confidence by suppliers, customers and employees, the loss of analyst coverage and institutional investor interest, fewer business development opportunities and greater difficulty in obtaining financing.

If we do not retain our senior management, we may not be able to successfully execute our business plan.

  As a result of our recent restructurings we have lost members of our management team. The loss of key members of our current management team could harm us. Our success is substantially dependent on the ability, experience and performance of our senior management team. Because of their ability and experience, we may not be able to implement successfully our business strategy if we lose one or more of these individuals.

If we fail to retain appropriate levels of qualified technical personnel, we may not be able to develop and introduce our products on a timely basis.

  We require the services of qualified technical personnel. We have experienced the negative effects of an economic slowdown. Our revenues have declined significantly during the past year and the market price of our common stock has decreased significantly. As a result, we have implemented plans to substantially reduce our operating expenditures, including a reduction in the number of personnel in our organization. This reduction in personnel places added pressure on the remaining employees and management of the Company. These and other factors may make it difficult for us to retain the qualified employees and management that we need to effectively manage our business operations, including key research and development activities. If we are unable to retain a sufficient number of technical personnel we may not be able to complete development of, or upgrade or enhance, our products in a timely manner, which could negatively impact our business and could hinder any future growth.

If our products fail to perform properly and conform to our specifications, our customers may demand refunds or assert claims for damages and our reputation and operating results may suffer.

  Because our server appliance hardware platforms are complex, they could contain errors that can be detected at any point in a product's life cycle. In the past we have discovered errors in some of our products and have experienced delays in the shipment of our products during the period required to correct these errors or we have had to replace defective products that were already shipped. These delays and replacements have principally related to new product releases. Errors in our products may be found in the future and any of these errors could be significant. Detection of any significant errors may result in:

        o the loss of or delay in market acceptance and sales of our products;

        o        diversion of development resources;

        o        injury to our reputation; or

        o        increased maintenance and warranty costs.

  These problems could harm our business and future operating results. Product errors or delays could be material, including any product errors or delays associated with the introduction of new products or the versions of our products that support Windows or UNIX-based operating systems. While we attempt to limit our risk contractually, if our products fail to conform to warranted specifications, customers could demand a refund for the purchase price or assert claims for damages.

  Moreover, because our products may be used in connection with critical distributed computing systems services, we may receive significant liability claims if our products do not work properly. Our agreements with customers typically contain provisions intended to limit our exposure to liability claims. However, these limitations may not preclude all potential claims. Liability claims could exceed our insurance coverage and require us to spend significant time and money in litigation or to pay significant damages. Any claims for damages, even if unsuccessful, could seriously damage our reputation and our business.

Our stock may be subject to substantial price and volume fluctuations due to a number of factors, many of which will be beyond our control that may prevent our stockholders from reselling our common stock at a profit.

  The securities markets have experienced significant price and volume fluctuations in the past and the market prices of the securities of technology companies have been especially volatile. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors, and in response the market price of our common stock could decrease significantly. Investors may be unable to resell their shares of our common stock for a profit. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources. The decline in the market price of our common stock and market conditions generally could adversely affect our ability to raise additional capital, to complete future acquisitions of or investments in other businesses and to attract and retain qualified technical and sales and marketing personnel.

We have anti-takeover defenses that could delay or prevent an acquisition and could adversely affect the price of our common stock.

  Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and, without any further vote or action on the part of the stockholders, will have the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. This preferred stock, if issued, might have preference over the rights of the holders of common stock and could adversely affect the price of our common stock. The issuance of this preferred stock may make it more difficult for a third party to acquire us or to acquire a majority of our outstanding voting stock. We currently have no plans to issue preferred stock.

  In addition, provisions of our second amended and restated certificate of incorporation, second amended and restated by-laws and equity compensation plans may deter an unsolicited offer to purchase Network Engines. These provisions, coupled with the provisions of the Delaware General Corporation Law, may delay or impede a merger, tender offer or proxy contest involving Network Engines. For example, our board of directors will be divided into three classes, only one of which will be elected at each annual meeting. These factors may further delay or prevent a change of control of our business.

Future sales by existing stockholders could depress the market price of our common stock.

  Sales of a substantial number of shares of our common stock by existing stockholders could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

We may need additional capital that may not be available to us and, if raised, may dilute our existing investors' ownership interest in us.

  We may need to raise additional funds to develop or enhance our services and solutions, to fund expansion, to respond to competitive pressures or to acquire complementary products, businesses or technologies. Additional financing may not be available on terms that are acceptable to us. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced and these securities might have rights, preferences and privileges senior to those of our current stockholders. If adequate funds are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance products or services, or otherwise respond to competitive pressures would be significantly limited.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

  This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors", that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

                                 USE OF PROCEEDS

  All of the shares of common stock offered by this prospectus are being offered by the selling stockholders. For information about the selling stockholders, see "Selling Stockholders." We will not receive any proceeds from the sale of shares by the selling stockholders.

     The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the offered shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees, Nasdaq listing fees, and fees and expenses of our counsel and our accountants.

                              SELLING STOCKHOLDERS

     We issued the shares of common stock covered by this prospectus in a private placement in connection with our acquisition of IP Performance, Inc. in November 2000. The selling stockholders consist of certain former owners of IP Performance, Inc., who acquired their offered shares through that private placement in exchange for their shares of IP Performance, Inc. The following table sets forth, to our knowledge, certain information about the selling stockholders as of February 13, 2002.

     Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable under stock options that are exercisable within 60 days after February 13, 2002 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

                                       Shares of Common
                                      Stock Beneficially                                               Shares of Common Stock
                                        Owned Prior to              Number of Shares of Common        to be Beneficially Owned
 Name of Selling Stockholder               Offering                    Stock Being Offered                After Offering (3)
 ---------------------------       -------------------------    ---------------------------------    --------------------------
                                                                  Beneficially         Held of
                                    Number       Percentage          Owned             Record          Number       Percentage
                                    ------       ----------          -----             ------          ------       ----------

Matthew Finlay (1)                   5,705           *               2,301              2,301               -            *
Robert B. Gordon (1)                26,306           *              11,501             11,501               -            *
Greg Joyce (1)                     129,780           *              57,502             57,502               -            *
Rob Netzer (1) (2)                  27,930           *              11,501             11,501          11,501            *
Thomas O. Tucker (1)               157,400           *              69,003             69,003               -            *
Steve Wise (1)                      27,332           *              11,501             11,501               -            *

------------------------
* Less than one (1%) percent

     (1) Employees or former employees of Network Engines, Inc. or IP Performance, Inc.

     (2) All 11,501 shares being offered by Mr. Netzer are subject to contractual restrictions on transfer. 5,750 shares will become available for resale on November 8, 2002 and 5,751 shares will become available for resale on November 8, 2003.

     (3) We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that the selling stockholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholders will sell all of the shares covered by this prospectus that are not subject to restrictions on transfer.

               None of the selling stockholders named above has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years, except that Messrs. Finlay, Gordon, Joyce, Netzer, Tucker and Wise became employees of Network Engines upon our acquisition of IP Performance, Inc. in November 2000. Only Mr. Netzer is currently employed by Network Engines.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. For purposes of the following description, the term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

     - through purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

     - through ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - through block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - through over-the-counter distribution in accordance with the rules of The Nasdaq National Market;

     -    through privately negotiated transactions; and

     -    through options transactions.

     In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the "non-employee" selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders also may enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of shares offered by this prospectus, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders also may pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

     In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of some states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities and Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against some types of liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or re-allowed or paid to any dealer, and the proposed selling price to the public.

     We have agreed to indemnify the selling stockholders against specified liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

     The validity of the common stock offered by this prospectus has been passed upon for us by Hale and Dorr LLP, Boston, Massachusetts.

                                     EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, prior to the sale of all the shares covered by this prospectus.

     (1) our quarterly report on Form 10-Q for the three months ended December 31, 2001 (filed with the Securities and Exchange Commission on February 14, 2002);

     (2) our annual report on Form 10-K for the fiscal year ended September 30, 2001 (filed with the Securities and Exchange Commission on
          December 21, 2001);

     (3) our current report on Form 8-K dated December 12, 2001 (filed with the Securities and Exchange Commission on December 13, 2001);

     (4) our current report on Form 8-K dated November 13, 2001 (filed with the Securities and Exchange Commission on November 14, 2001); and

     (5) the description of our common stock contained in our registration statement on Form 8-A (filed on June 21, 2000).


     You may request a copy of these documents, which will be provided to you at no cost, by contacting:

                   Network Engines, Inc.
                   25 Dan Road
                   Canton, Massachusetts  02021
                   Attention: Investor Relations
                   Telephone: (781) 332-1000
                   Email: ir@networkengines.com

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item  14. Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Registrant (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee                 $     15
Legal fees and expenses                                             $  3,000
Accounting fees and expenses                                        $  5,000
Printing, EDGAR formatting and mailing expenses                     $  2,000
Miscellaneous expenses                                              $    985
                                                                    --------
Total Expenses                                                      $ 11,000
                                                                    ========



Item 15. Indemnification of Directors and Officers.

     Article EIGHTH of the Registrant's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article NINTH of the Certificate of Incorporation provides that a director or officer of the Registrant shall be indemnified by the Registrant against:

            (a) all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him or her by virtue of his or her position as a director or officer of the Registrant if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; and

            (b) all expenses (including attorneys' fees) and amounts paid in the settlement incurred in connection with any action by or in the right of the Registrant brought against him or her by virtue of his or her position as a director or officer of the Registrant if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses.

     Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including the dismissal of an action without prejudice, he or she is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his or her request, provided that he or she undertakes to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within sixty days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

     Article NINTH of the Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to fullest extent permitted by such law as so amended.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     The Registrant maintains a directors' and officers' insurance policy that covers certain liabilities of directors and officers of the Registrant, including liabilities under the Securities Act of 1933. The Registrant maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 16. Exhibits


EXHIBIT
 NUMBER                                   DESCRIPTION
-------                                   -----------
  3.1* Second Amended and Restated Certificate of Incorporation of Network Engines, Inc.
  3.2*     Second Amended and Restated By-laws of Network Engines, Inc.
  5.1      Opinion of Hale and Dorr LLP.
 23.1      Consent of PricewaterhouseCoopers LLP
 23.2      Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.
 24.1      Power of Attorney (See page II-4 of this Registration Statement).

-----------------
* Previously filed as an exhibit to the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 21, 2000 and incorporated herein by reference.

Item 17. Undertakings

     Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

    (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included is a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included is a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Item 512(b) of Regulation S-K. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Canton, Commonwealth of Massachusetts, on February 14, 2002.

                                      NETWORK ENGINES, INC.


                                      /s/ John H. Curtis
                                      ------------------------------------------
                                      John H. Curtis
                                      President and Chief Executive Officer
                                      (Principal Executive Officer)


                                      /s/ Douglas G. Bryant
                                      ------------------------------------------
                                      Douglas G. Bryant
                                      Vice President of Administration, Chief
                                      Financial Officer, Treasurer and Secretary
                                      (Principal Financial Officer and Principal
                                      Accounting Officer)

                        SIGNATURES AND POWER OF ATTORNEY

     We, the undersigned officers and directors of Network Engines, Inc., hereby severally constitute and appoint John H. Curtis and Douglas G. Bryant, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Network Engines, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed as of February 14, 2002 by the following persons in the capacities indicated.


                                                  President and Chief Executive Officer (Principal
            /s/ John H. Curtis                    Executive Officer)
---------------------------------------------
               John H. Curtis

                                                  Vice President of Administration, Chief Financial
                                                  Officer, Treasurer and Secretary (Principal Financial
          /s/ Douglas G. Bryant                   Officer and Principal Accounting Officer)
---------------------------------------------
             Douglas G. Bryant

           /s/ Dennis A. Kirshy                   Director
---------------------------------------------
              Dennis A. Kirshy

          /s/ Frank M. Polestra                   Director
---------------------------------------------
             Frank M. Polestra

           /s/ Lawrence A. Genovesi               Director
---------------------------------------------
            Lawrence A. Genovesi

           /s/ John A. Blaeser                    Director
---------------------------------------------
              John A. Blaeser

           /s/ Lawrence Kernan                    Director
---------------------------------------------
              Lawrence Kernan

          /s/ Robert M. Wadsworth                 Director
---------------------------------------------
            Robert M. Wadsworth


                                  EXHIBIT INDEX


EXHIBIT
 NUMBER                                  DESCRIPTION
-------                                  -----------
  3.1*      Second Amended and Restated Certificate of Incorporation of Network
            Engines, Inc.
  3.2*      Second Amended and Restated By-laws of Network Engines, Inc.
  5.1       Opinion of Hale and Dorr LLP.
  23.1      Consent of PricewaterhouseCoopers LLP
  23.2      Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.
  24.1      Power of Attorney (See page II-5 of this Registration Statement).

-----------------
* Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended September 30, 2000, filed with the Securities and Exchange Commission on December 21, 2000 and incorporated herein by reference.